EXHIBIT 99.2

American Eagle Outfitters, Inc.
September 2009

Recorded Sales Commentary dated October 8, 2009

Good morning and welcome to the American Eagle Outfitters September 2009 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the five weeks ended October 3, 2009 increased 7% to $246.0 million, compared to $229.2 million for the five weeks ended October 4, 2008. Consolidated comparable store sales were flat, compared to a 6% decrease for the same period last year.

September sales were slightly above our expectations, and we are pleased to see positive progress continue. For the AE brand, we experienced comp increases in weeks one, two and five. Early in the month, comps were driven by a later Labor Day, which extended the back-to-school shopping season into September. Toward the end of the month, we saw a favorable customer response to new fall deliveries and a fresh promotional message, which contributed to positive comps in week five.

AE men's and women's had similar comp performance in September. Average transactions per store showed improvement from prior months, increasing in the low single digits. The average unit retail price declined in the mid single-digits, as a result of promotional events. Geographically, the west and southeast continued to be the most challenging. All other regions, including Canada, posted positive comps in September.

AEO direct sales increased 13%, due to higher traffic and conversion.

The first AE Holiday floor-set will arrive in stores on Thursday October 21st.

Based on better-than-expected September sales, we are raising our third quarter earnings guidance to a range of $0.24 to $0.26 per share, which includes a tax benefit of approximately $0.05. This guidance excludes the possibility of additional impairments or losses related to investment securities. This compares to third quarter earnings per share of $0.30 last year.

Thank you for your continued interest in American Eagle Outfitters.